Exhibit 10.21
Representations and Warranties
Regarding the $70,000 Demand Promissory note dated September 19, 2011
As Amended Effective June 19, 2012

As of June 19, 2012 Focus Gold Corporation (“Focus Gold”) represents and warrants to Leif Wimmer that the following is true and correct:

1.
In a Demand Promissory Note dated September 19, 2011 (the “Original Note”) between Focus Gold and Leif Wimmer (“LWimmer”), Focus Gold promised to pay LWimmer Principal in the amount of US$70,000, Interest on the Principal at the rate of 2% per month compounded monthly, and Commitment Arrangement and Placement Fees of $17,500 per month (less interest payable).

2.	As of June 19, 2012, the balance payable on the Note was $227,500 inclusive of Principal, Interest, Commitment Arrangement and Placement Fees, and all other amounts payable under the Note

3.
Focus Gold and LWimmer entered into a settlement agreement to the Original Note (effective date of June 19, 2012) in which Focus Gold and LWimmer agreed to retire all Commitment Arrangement and Placement Fees due and payable now and in the future in exchange for one million shares of Focus Gold.

FOCUS GOLD CORPORTION

/s/Grant R. White
Grant R. White
Chief Executive Officer
Acknowledged:

/s/Lief Wimmer
Leif Wimmer c/o Per Wimmer

SETTLEMENT AMENDMENT TO DEMAND PROMISSORY NOTE

ISSUER:                            Focus Gold Corporation
(The “Debtor”)

HOLDER:                           Leif Wimmer
(The “Holder”)

EFFECTIVE DATE:          June 19, 2012

WHEREAS in a demand promissory note dated September 19, 2011 between the Debtor and the Holder (the “Note”) the debtor promised to pay Holder Principal in the amount of US$70,000.  Interest, Principal at the rate of 2% per month compounded monthly and commitment Arrangement and Placement Fees of $17,500 per month (less interest payable):

WHEREAS as of the effective date the balance payable on the note is $227,500 inclusive of Principal, Interest, Commitment Arrangement and Placement Fees, and all other amounts payable under the Note;  and

WHEREAS, the Note is payable upon demand after November 19, 2011.

NOW THEREFORE Debtor and Holder agree as follows:

The parties hereby agree to a settlement amendment as follows:

i)
In exchange for the full and final settlement of any amounts owing under Section 4, for Commitment Arrangement and Placement Fees equal to $143,843.50 and the removal of any future amounts owing under clause 4, and the extension of the Note to September 19, 2012, the Debtor hereby agrees to issue to the Holder one million free-trade common shares of the Debtor.

ii)	For the avoidance of doubt, the Note continues to accrue interest at the rate of 2% since September 19th, 2011.
iii)
If Principal plus all accrued interest is not repaid on the Note by September 19th, then the Debtor will be in Default under the Note.  The penalty for being in Default is an increase in the Interest rate to 5% per month and the requirement for the Debtor to issue 400,000 common shares for each month past due payable in advance commencing September 20th.  If partial payment has been made, the share penalty will be prorated accordingly.  The Holder also has all legal rights under UK law to enforce repayment as the Debtor is in default on its obligations.

iv)	All other terms remain the same and all accrued interest and Principal remain payable.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above

FOCUS GOLD CORPORATION

/s/Grant R. White
Grant R. White
Chief Executive Officer

/s/Leif Wimmer
Leif Wimmer c/o Per Wimmer